Exhibit (17)(a)

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.
We hereby consent to the inclusion of our opinion letter to (i) the committee of the independent directors of the Board of Directors (the “Board”) of Portman Ridge Finance Corporation (“Portman Ridge”) and (ii) the Board of Portman Ridge, as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form N-14 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Portman Ridge Merger Sub, Inc. (“Merger Sub”), a wholly-owned direct consolidated subsidiary of Portman Ridge, with and into Logan Ridge Finance Corporation (“Logan Ridge”), with Logan Ridge as the surviving company, after which Logan Ridge will merge immediately with and into Portman Ridge, and to the references to such opinion and the quotation or summarization of such opinion contained therein.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ KEEFE, BRUYETTE & WOODS, INC.

KEEFE, BRUYETTE & WOODS, INC.

Dated: February 25, 2025

Keefe, Bruyette & Woods, Inc.